Exhibit 99.1

Nordson Corporation Reports Growing Sales and All-Time Record Profitability in Fiscal 2010 Third Quarter

  Sales increase 35 percent over previous year to $279 million
  Operating margin exceeds 24 percent; operating profit of $68 million, net income of $55 million and diluted EPS of $1.61 are records for any quarter
  First nine months operating profit, net income and diluted EPS exceed record levels of 2008
  Fourth quarter guidance: sales expected to increase 19 to 23 percent over prior year; diluted EPS expected in the range of $1.30 to 1.41

WESTLAKE, Ohio--(BUSINESS WIRE)--August 19, 2010--Nordson Corporation (Nasdaq: NDSN) today reported third quarter sales that were strongly improved over the same period a year ago and all-time quarterly records for operating profit, net income and diluted earnings per share. For the quarter ending July 31, 2010, sales were $279 million, a 35 percent increase over sales in the prior year’s third quarter. The sales improvement included a 38 percent increase in volume partially offset by unfavorable currency translation effects. Third quarter operating profit was $68 million and net income was $55 million. Diluted earnings per share were $1.61, inclusive of a $0.31 tax benefit related to the previously announced sale of the company’s graphic arts UV curing product lines, an additional unrelated $0.01 one-time tax benefit, and a $0.01 restructuring charge. This earnings per share level is more than double that of the previous year’s third quarter.

“Our outstanding performance in the quarter clearly demonstrates that we are winning in the marketplace, capturing returning demand, and serving our customers with a more efficient model,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Our global team continued to execute in every segment and every region and delivered the highest quarterly level of operating profit and net income in Nordson’s history. With this record performance, we continued to generate high levels of cash and increased our dividend for the 47th consecutive year.”

Third Quarter Segment and Regional Results

Nordson delivered year-over-year sales increases in all three business segments for the third consecutive quarter and in every geographic region for the second consecutive quarter. “Every segment continued to secure returning worldwide demand and deliver increasingly profitable results,” said Hilton. “Within our Advanced Technology segment, overall demand remained strong though the pace of growth moderated slightly as expected. The segment continued to meet this demand with a lower cost structure, as sales volume increased 56 percent and operating margin improved to 26 percent.

“The Adhesive Dispensing segment continued to deliver outstanding performance in all product lines, including those serving consumer durable end markets, and every geography, leading to a 23 percent increase in sales volume over the prior year’s third quarter. Operational efficiencies and ongoing spending controls enabled the segment to deliver a very strong operating margin of 32 percent.

“I am especially pleased with the significantly improved performance of Industrial Coating Systems, where increasing order rates generated sales volume that was 54 percent higher than in the third quarter a year ago. Our leaner business model generated an operating margin of 12 percent, an improvement of more than 17 percentage points from a year ago.

“Geographically, Nordson grew at double digit rates in every region compared to last year’s third quarter.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal 2010 Year-to-Date Results

For the first nine months of fiscal year 2010, sales were $751 million. Operating profit of $162 million, net income of $114 million and diluted earnings per share of $3.35 were first nine month records. Prior year first nine months revenue, operating profit, net income and diluted earnings per share were $582 million, $69 million, $49 million and $1.46, respectively.

“Nordson has delivered an unprecedented level of profitability through the first nine months of the year,” said Hilton. “Maintenance of the structural changes implemented over the past year, controls on spending and leverage within our business model are enabling a greater percentage of every new revenue dollar to reach the bottom line. The global team has been very prudent in managing expenses while continually meeting our customers’ expectations.”

Order Rates and Backlog

Order rates for the 12-week period ending August 15, 2010, measured in constant currency and excluding orders for graphic arts UV curing product lines divested in the quarter, increased 30 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the third quarter was approximately $139 million, an increase of 45% percent compared to the end of the third quarter a year ago, and an increase of 5% percent compared to the end of the second quarter of fiscal 2010. Backlog amounts are calculated at July 31, 2010 exchange rates.

Outlook

For the fourth quarter of fiscal 2010, sales are expected to be in the range of $283 million to $293 million, an increase in volume of 22 to 26 percent which will be partially offset by a negative 3 percent currency translation effect as compared to the fourth quarter a year ago. Diluted earnings per share are expected to be in the range of $1.30 to $1.41. The mid-point of this earnings per share guidance puts the company on pace to exceed the record earnings per share level of fiscal 2008 by 37 percent.

“Nordson’s year-to-date success has been gratifying, and our worldwide team is to be commended for their efforts,” said Hilton. “Our outlook is for a strong fourth quarter, and our focus on our customers is unwavering. We will continue to take advantage of returning demand while remaining prudent in our cost management, recognizing, as we’ve noted before, the continued uncertainty in the trajectory of the global economic recovery. We will continue to support and develop new and profitable growth opportunities while maintaining our leaner structure. We have demonstrated the ability to meet these dual goals through the first three quarters, and we expect to deliver solid performance again in the fourth quarter.”

Nordson will broadcast its third-quarter conference call on its web site at www.nordson.com/investors on Friday, August 20, 2010 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Investors seeking to learn more about Nordson Corporation are invited to attend the company’s Investor Day, scheduled for September 24 in New York. President and CEO Mike Hilton and members of the executive management team will deliver presentations and answer questions. Additional information and a registration link can be found at www.nordson.com/investors

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, liquid and powder coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for UV curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. Visit Nordson at www.nordson.com .

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2010
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2010	2009	2010	2009

Net sales	$279,121	$206,273	$751,369	$581,721
Cost of sales	113,320	84,536	300,026	249,864
Selling & administrative expenses	98,106	84,559	289,788	263,025

Operating profit	67,695	37,178	161,555	68,832

Interest expense - net	(1,410)	(1,639)	(4,012)	(5,809)
Other income (expense) - net	177	77	700	7,277

Income before income taxes	66,462	35,616	158,243	70,300
Income taxes	11,133	11,637	43,751	21,322

Net Income	$55,329	$23,979	$114,492	$48,978

Return on sales	20%	12%	15%	8%
Return on average shareholders' equity	53%	16%	38%	11%

Average common shares outstanding (000's)	34,047	33,562	33,808	33,547
Average common shares and common share equivalents (000's)	34,384	33,610	34,227	33,575

Per share:

Basic earnings	$1.63	$.71	$3.39	$1.46
Diluted earnings	$1.61	$.71	$3.35	$1.46

Dividends paid	$.19	$.1825	$.57	$.5475

THIRD QUARTER PERIOD
Period Ending July 31, 2010
(Unaudited)

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2010	2009

Cash and marketable securities	$49,015	$18,824
Receivables	225,240	191,201
Inventories	119,557	97,636
Other current assets	39,597	39,010
Total current assets	433,409	346,671

Property, plant & equipment - net	113,012	118,291
Other assets	416,373	425,712
	$962,794	$890,674

Notes payable and debt due within one year	$16,331	$5,577
Accounts payable and accrued liabilities	174,337	150,845
Total current liabilities	190,668	156,422

Long-term debt	152,000	152,260
Other liabilities	164,846	212,016
Total shareholders' equity	455,280	369,976
	$962,794	$890,674

Other information:

Employees	3,682	3,681

Common shares outstanding (000's)	33,957	33,678

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2010
(Unaudited)

	Third Quarter		% Growth over 2009			Year-to-Date		% Growth over 2009
SALES BY BUSINESS SEGMENT	2010	2009	Volume	Currency	Total	2010	2009	Volume	Currency	Total

Adhesive dispensing systems	$135,517	$112,538	22.9%	-2.5%	20.4%	$382,681	$328,184	13.1%	3.5%	16.6%
Advanced technology systems	105,710	69,058	55.8%	-2.7%	53.1%	276,404	175,572	56.2%	1.2%	57.4%
Industrial coating systems	37,894	24,677	54.2%	-0.6%	53.6%	92,284	77,965	15.7%	2.7%	18.4%

Total sales by business segment	$279,121	$206,273	37.7%	-2.4%	35.3%	$751,369	$581,721	26.5%	2.7%	29.2%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2010	2009				2010	2009

Adhesive dispensing systems	$43,763	$32,255				$119,661	$89,034
Advanced technology systems	27,051	12,455				60,804	13,238
Industrial coating systems	4,525	(1,373)				4,970	(5,437)
Corporate	(7,644)	(6,159)				(23,880)	(28,003)

Total operating profit by business segment	$67,695	$37,178				$161,555	$68,832

	Third Quarter		% Growth over 2009			Year-to-Date		% Growth over 2009
SALES BY GEOGRAPHIC REGION	2010	2009	Volume	Currency	Total	2010	2009	Volume	Currency	Total

United States	$72,550	$58,524	24.0%	-	24.0%	$200,159	$169,924	17.8%	-	17.8%
Americas	21,105	14,456	39.9%	6.1%	46.0%	56,239	39,041	33.8%	10.3%	44.1%
Europe	82,557	73,060	22.7%	-9.7%	13.0%	244,200	214,709	11.5%	2.2%	13.7%
Japan	28,632	19,127	42.9%	6.8%	49.7%	68,857	58,644	12.5%	4.9%	17.4%
Asia Pacific	74,277	41,106	80.6%	0.1%	80.7%	181,914	99,403	78.9%	4.1%	83.0%

Total Sales by Geographic Region	$279,121	$206,273	37.7%	-2.4%	35.3%	$751,369	$581,721	26.5%	2.7%	29.2%

	Third Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2010	2009				2010	2009

Depreciation and amortization	$7,248	$7,837				$22,345	$24,201
Capital expenditures	$3,581	$1,960				$7,812	$9,713
Dividends paid	$6,478	$6,125				$19,315	$18,361

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 15, 2010
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	16%	United States	16%
Advanced technology systems	60%	Americas	26%
Industrial coating systems	23%	Europe	28%
		Japan	25%
Total	30%	Asia Pacific	57%

		Total	30%

Notes:	1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. The percentage calculations above exclude orders in both years for the UV Curing product lines that were sold in June 2010.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THIRD QUARTER PERIOD
Period Ending July 31, 2010
(Unaudited)

	Third Quarter		Year-to-Date
	2010	2009	2010	2009

Diluted EPS as reported (U.S. GAAP)	$1.61	$0.71	$3.35	$1.46
Tax benefit from sale of UV product lines	(0.31)	-	(0.31)	-
Severance and restructuring	0.01	0.02	0.03	0.27
Tax expense - Medicare Part D	-	-	0.15	-
Other discrete tax items	(0.01)	(0.04)	(0.10)	(0.11)
Real estate sale	-	-	-	(0.10)

Diluted EPS as adjusted (Non-GAAP)	$1.30	$0.69	$3.12	$1.52

Adjusted EPS is not a measurement of financial performance under GAAP, and such measure should not be considered an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com